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                     August 24, 2022

       Sanjeev Narula
       Chief Financial Officer
       Viatris Inc
       1000 Mylan Boulevard
       Canonsburg, PA 15317

                                                        Re: Viatris Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            Form 10-Q for the
Quarterly Period ended March 31, 2022
                                                            Filed May 9, 2022
                                                            File No. 001-39695

       Dear Mr. Narula:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences